INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp, Inc. Increases Quarterly Cash Dividend
INDIANA, Pa. - October 25, 2023 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, approved a $0.33 per share cash dividend on October 25, 2023. This is an increase of $0.02, or 6.5 percent, compared to a cash dividend of $0.31 per share declared in the same period in the prior year. The annualized yield using the October 24, 2023 closing price of $24.99 is 5.3 percent. The dividend is payable November 24, 2023 to shareholders of record on November 9, 2023.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.5 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. S&T Bank was recently named by Forbes as a 2023 Best-in-State Bank. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.